UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2021

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices, and Zip Code)

(617) 926-5000

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2021, EyePoint Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Guggenheim Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”), relating to the underwritten public offering (the “Offering”) of 4,027,273 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and in lieu of Shares to certain investors, pre-funded warrants (the “Pre-Funded Warrants”) to purchase 3,272,727 shares of Common Stock. The price to the public for the Shares in the Offering was $13.75 per Share, and the price to the public for the Pre-Funded Warrants in the Offering was $13.74 per Pre-Funded Warrant, which represents the per share public offering price for the Shares less the $0.01 per share exercise price for each such Pre-Funded Warrant. In addition, under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,095,000 shares of Common Stock, which was exercised by the Underwriters in full on November 17, 2021. The net proceeds to the Company from the Offering are expected to be approximately $108.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering closed on November 19, 2021.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-258598), declared effective by the Securities and Exchange Commission on August 11, 2021, a base prospectus dated August 11, 2021 and the related prospectus supplement dated November 16, 2021.

The foregoing summary of the terms of the Underwriting Agreement and the Pre-Funded Warrants does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement and the Form of Pre-Funded Warrant, respectively, which are attached hereto as Exhibit 1.1 and Exhibit 4.1, respectively, and which are incorporated herein by reference. Hogan Lovells US LLP, counsel to the Company, delivered an opinion as to the legality of the issuance and sale of the Shares, the Pre-Funded Warrants and shares of Common Stock underlying the Pre-Funded Warrants in the Offering, a copy of which is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Item 8.01. Other Events.

The Company issued press releases announcing the launch, pricing and closing of the Offering on November 16, 2021, November 16, 2021 and November 19, 2021, respectively. Copies of these press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are each incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 16, 2021, by and among EyePoint Pharmaceuticals, Inc. and Cowen and Company, LLC and Guggenheim Securities, LLC
4.1	Form of Pre-Funded Warrant to Purchase Common Stock
5.1	Opinion of Hogan Lovells US LLP
23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)
99.1	Press Release issued by EyePoint Pharmaceuticals, Inc., dated November 16, 2021
99.2	Press Release issued by EyePoint Pharmaceuticals, Inc., dated November 16, 2021
99.3	Press Release issued by EyePoint Pharmaceuticals, Inc., dated November 19, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EyePoint Pharmaceuticals, Inc.

Date: November 19, 2021	By:	/s/ George O. Elston
	Name:	George O. Elston
	Title	Chief Financial Officer and Head of Corporate Development